Ex-99.B5


                        INVESTMENT ADVISORY AGREEMENT


TO:  Parker, Dillon, Carlson & Johnson, Inc.
     Governours Square Office Center
     1416 Miamisburg-Centerville Road
     Dayton, Ohio 45459

Dear Sirs:

     PDC&J Preservation Fund (hereinafter referred to as the "Fund") herewith confirms our agreement with you.

     The Fund has been organized as an Ohio business trust to engage in the business of an investment company. You have been selected to act as the sole investment adviser of the Fund and to provide certain other servis, as more fully set forth below, and you are willing to act as such investment adviser and to perform such services under the terms and conditions hereinafter set forth. Accordingly, the Fund agrees with you, and by your execution of the Acceptance at the end hereof you agree with the Fund, as follows upon the date of your execution of this Agreement.

     1. ADVISORY SERVICES

     You will regularly provide the Fund with such investment research, advice and supervision as you in your discretion deem advisable and will furnish a continuous investment program for the Fund consistent with the Fund's investment objectives and policies. You will determine what securities shall be purchased for the Fund, what portfolio securities shall be held or sold by the Fund, and what portion of the Fund's assets shall be held uninvested, subject always to the Fund's investment objectives, policies and restrictions, as each of the same shall be from time to time in effect, and subject further to such policies and instructions as the Board of Trustees (the "Board") of the Fund may from time to time establish and supply to you copies thereof. You will advise and assist the officers of the Fund in taking such steps as are necessary or appropriate to carry out the decisions of the Board and the appropriate committees of such Board regarding the conduct of the business of the Fund.


     2. ALLOCATION OF CHARGES AND EXPENSES

     You or your affiliate, PDC&J Service Corp., will pay the compensation and expenses of any persons rendering any services to the Fund who are officers, directors, shareholders or employees of your corporation and will make available, without expense to the Fund, the services of such of your employees as may duly be elected officers or trustees of the Fund, subject to their individual consent to serve and to any limitations imposed by law.

     The Fund will be responsible for the payment of all interest, taxes, brokerage and extraordinary or non-recurring expenses, including expenses of any litigation to which the Fund may be a party and indemnification of the Fund's officers, directors and shareholders with respect thereto, and of fees payable under this Agreement and under the Management and Transfer Agent Agreement.

     All other expenses incurred in the administration of the Fund shall be borne by your affiliate, PDC&J Service Corp.

     3. COMPENSATION OF THE ADVISER

     For all of the services to be rendered and payments made as provided in this Agreement the Fund will pay you as of the last day of each month a monthly fee, accrued daily, equal to the annual rate of .5% of the daily net asset value of the Fund.

     The total fees paid during the first and second halves of each fiscal year of the Fund shall not exceed the semiannual total of the daily fee accruals requested by you during the applicable six-month period. The daily net asset value shall be determined pursuant to the applicable provisions of the Declaration of Trust of the Fund or a resolution of the Board, if required. If, pursuant to such provisions, the determination of net asset value is suspended for any particular business day, then for the purposes of this paragraph, the value of the net assets of the Fund as last determined shall be deemed to be the value of the net assets as of the close of the business day, or as of such other time as the value of the Fund's net assets may lawfully be determined, on that day. If the determination of the net asset value of the Fund's shares has been suspended for a period including such month, your compensation payable at the end of such month shall be computed on the basis of the value of the net assets of the Fund as last determined (whether during or prior to such month).

     You agree that your compensation during any fiscal year shall be reduced by an amount, if any, by which the expenses of the Fund for such fiscal year exceed the lowest applicable expense limitation applicable to the Fund imposed by State securities administrators in States where the Fund's shares are qualified for sale, as such limitations may be lowered or raised from time to time. The payment of your compensation at the end of any month will be reduced or postponed or, if necessary, a refund will be made to the Fund as soon as practicable. You or your affiliate, PDC&J Service Corp., shall refund to the Fund within sixty days after the close of each fiscal year, the amount of any additional reduction of your compensation pursuant to this paragraph as promptly as practicable after the end of such fiscal year, provided, however, that you will not be required to pay the Fund an amount greater than the fee paid to you in respect of such year pursuant to this Agreement nor will your affiliate be required to pay the Fund an amount greater than the fee paid to it under its Management And Transfer Agent Agreement with the Fund. As used in this paragraph "expenses" shall mean those expenses included in the applicable expense limitation having the broadest specification thereof (certain expenses such as brokerage commissions, if any, taxes, interest and extra ordinary items are excluded from such limitations), and "expense limitation" means a limit on the maximum annual expenses which may be incurred by an investment company determined (1) by multiplying a fixed percentage by the average or multiplying more than one such percentage by different specified amounts of the average of the values of an investment company's net assets for a fiscal year or (2)by multiplying a fixed percentage of an investment company's net investment income for a fiscal year. The words "lowest expense limitation" shall be construed to result in the largest reduction of your compensation for any fiscal year of the Fund.

     4. EXECUTION OF PURCHASE AND SALE ORDERS

     In connection with purchases or sales of portfolio securities for the account of the Fund, it is understood that you will arrange for the placing of all orders for the purchase and sale of portfolio securities for the Fund's account with brokers or dealers selected by you subject to review of this selection by the Fund's Board from time to time. In the selection of such brokers or dealers and the placing of such orders, you are directed at all times to seek for the Fund the best net results for the Fund, taking into account such factors as price, size of order, difficulties of execution and operational facilities of the firm involved and the firm's risk in positioning a block of securities.

         To the extent that the execution and price offered by more than one dealer are comparable, you may in your discretion, choose to purchase and sell portfolio securities from and to dealers who provide (a) research, statistical and other information to the Fund and to you, and (b) the occasional sale of Fund shares. The Fund and you understand and acknowledge that, although the information and occasional sales may be useful to the Fund and you, it is not possible to place a dollar value on such information or occasional sales. It is the Fund's opinion, as well as your opinion, that neither the review and study of this information nor such occasional sales will reduce the overall cost to you in performing your duties to the Fund under this Agreement.

     If any occasion should arise in which you give any advice to clients of yours concerning the shares of the Fund, you will act solely as investment counsel for such client and not in any way on behalf of the Fund. Your services to the Fund pursuant to this Agreement are not to be deemed to be exclusive and it is understood that you may render investment advice, management and other services to others.

     5. LIMITATION OF LIABILITY OF ADVISER

     You shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on your part in the performance of your duties or from reckless disregard by you of your obligations and duties under this Agreement ("disabling conduct"). However, you will not be indemnified for any liability unless (1) a final decision is made on the merits by a court or other body before whom the proceeding was brought that you were not liable by reason of disabling conduct or, (2) in the absence of such a decision, a reasonable determination is made, based upon a review of the facts, that you were not liable by reason of disabling conduct, by (a) the vote of a majority of a quorum of trustees who are neither "interested persons" of the Fund as defined in the Investment Company Act of 1940 nor uarties to the proceeding "disinterested, non-party trustees"), or (b) an independent legal counsel in a written opinion. The Fund will advance attorneys' fees or other expenses incurred by you in defending a proceeding, upon the undertaking by or on behalf of you to repay the advance unless it is ultimately determined that you are entitled to indemnification, so long as you meet at least one of the following as a condition to the advance: (1) you shall provide a security for your undertaking, (2) the Fund shall be insured against losses arising by reason of any lawful advances, or (3) a majority of a quorum of the disinterested, non-party trustees of the Fund, or an independent legal counsel in a written opinion, shall determine, based on a review of readily available facts (as opposed to a full trial-type inquiry), that there is reason to believe that you ultimately will be found entitled to indemnification. Any person employed by you who may also be or become an employee of the Fund shall be deemed, when acting within the scope of his employment by the Fund, to be acting in such employment solely for the Fund and not as your employee or agent.

     6. DURATION AND TERMINATION OF THIS AGREEMENT

     This Agreement shall become effective on the date of your Acceptance hereof and shall remain in effect until the first Annual Meeting of Shareholders of the Fund, unless: sooner terminated as hereinafter provided. This Agreement shall continue in force from year to year thereafter but only so long as such continuance is approved annually in the manner required by the Investment Company Act of 1940.

     This Agreement may, on sixty days written notice, be terminated at any time without the payment of any penalty, by vote of a majority of the members of the Board who are not interested persons of the Fund, as defined in the Investment Company Act of 1940 and who have no direct or indirect financial interest in the operation of any plan adopted under Rule 12b-1 under the Investment Company Act of 1940 or in any agreements relating to such plan, by vote of a majority of the outstanding voting securities of the Fund or by you. This Agreement shall automatically terminate in the event of its assignment.

     7. AMENDMENT OF THIS AGREEMENT

     No provision of this Agreement may be changed, waived, discharged or terminated orally, and no amendment of this Agreement shall be effective until approved by vote of the holders of a majority of the outstanding voting securities of the Fund and by the Board, including a majority of the trustees who are not interested persons of you or of the Fund, cast in person at a meeting called for the purpose of voting on such approval.

     8. LIMITATION OF LIABILITY

     It is expressly agreed that the obligations of the Fund hereunder shall not be binding upon any of the trustees, shareholders, nominees, officers, agents or employees of the Fund, personally, but bind only the assets and property of the Fund as provided in its Declaration of Trust. The execution and delivery of this Agreement have been authorized by the trustees of the Fund and signed by the President of the Fund, acting as such, and will be approved by shareholders of the Fund, and neither such authorization or approval by such trustees and shareholders nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the assets and property of the Fund as provided in its Declaration of Trust.

     9. MISCELLANEOUS

     The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

     If you are in agreement with the foregoing, please sign the form of acceptance on the accompanying counterpart of this letter and return such counterpart to the Fund, whereupon this letter shall become a binding contract upon the date of your Acceptance.


                                        Yours very truly,

ATTEST:                                 PDC&J PRESERVATION FUND

/S/ JAMES M. JOHNSON                    By /S/ LESLIE O. PARKER III
----------------------------               --------------------------------
James M. Johnson, Secretary                Leslie O. Parker III, President

Dated: January 4, 1985



                                 ACCEPTANCE

     The foregoing Agreement is hereby accepted.

ATTEST:                            PARKER, DILLON, CARLSON & JOHNSON, INC.

/S/ JAMES M. JOHNSON               By /s/ LESLIE O. PARKER III
-----------------------               --------------------------------
    James M. Johnson                     Leslie O. Parker III
    Secretary                            President


Dated:  January 4, 1985